Exhibit 10.5

                             NAPTAU GOLD CORPORATION
              a Delaware Corporation, having its registered offices at 11th Floor, Rodney Square North, 11th and Market Streets, Wilmington,
                        New Castle County, Delaware 19801


April 30, 1996

Noble Metal Group Incorporated
801 409 Granville St.
Vancouver, B.C.
V6C lT2

Dear Sirs/Mesdames:

Re: Satisfaction of Debt with Stock

Naptau Gold Corporation is presently indebted to you for interest owing on the payment of $1,000,000 due September 3, 1995 pursuant to an Exchange Agreement entered into on June 6, 1995, and is also indebted to you for the interest owing on the further payment of $1,000,000 due October 3, 1995 pursuant to an Operating Agreement also entered into on June 6, 1995. In a Second Extension Agreement entered into on April 30, 1996 for the time for payment of the above principal sums owing, the amount of the interest due under the above agreements has been agreed to be $200,000 (the "Debt").

Please confirm by your signature below, that you have agreed to convert the Debt into 85,000 common shares of Naptau Gold Corporation at a deemed price of $2.40 per share in complete satisfaction of the Debt.

Upon receipt of a copy of this letter executed by you we will arrange for 85,000 common shares of Naptau Gold Corporation to be issued to you. Please be advised that the said shares will be registered under the Securities Laws of the United States.

Yours very truly,
NAPTAU GOLD CORPORATION


per: E.D. Renyk, President

ACCEPTED AND AGREED TO AS OF THE 30TH DAY OF APRIL, 1996.
NOBLE METAL GROUP INCORPORATED


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per: Dorothy Dennis, President